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                                                                    Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-59959 and 333-73015) pertaining to the Actuate Corporation 1998 Equity Incentive Plan, Actuate Corporation 1998 Employee Stock Purchase Plan and Actuate Corporation 1998 Non-Employee Directors Option Plan and we also consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-34410) of Actuate Corporation and in the related prospectus of our report dated January 11, 2001, with respect to the consolidated financial statements of Actuate Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                                /s/ Ernst & Young LLP

Palo Alto, California
March 8, 2001